ADDENDUM TO
INVESTMENT MANAGEMENT AGREEMENT

This Addendum dated January 2, 2008, is to the Investment Management Agreement made as of May 1, 2007, (the "Agreement") by and between Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust (the "Trust"), on behalf of **the series listed on Attachment A** (each a "Fund" and collectively, the "Funds"), and Franklin Advisers, Inc., a California corporation, (the "Adviser").

WHEREAS, both the Adviser and the Trust wish to revised the investment management fee schedule of the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following addendum at a meeting on December 3, 2007.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

A. For purposes of calculating such fee, the value of the net assets of each Fund shall be determined in the same manner as such Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The annual rate of the management fee payable by each Fund shall be as follows:

0.625% of the value of its average daily net assets up to and not over $100 million;

0.500% of the value of its average daily net assets over $100 million and not over $250 million;

0.450% of the value of its average daily net assets over $250 million and not over $7.5 billion;

0.440% of the value of its average daily net assets over $7.5 billion and not over $10 billion;

0.430% of the value of its average daily net assets over $10 billion and not over $12.5 billion;

0.420% of the value of its average daily net assets over $12.5 billion and not over $15 billion; and

0.400% of the value of its daily net assets over $15 billion.

FTVIPT Addendum to IMA

ATTACHMENT A

Franklin Global Communications Securities Fund
Franklin Growth and Income Securities Fund
Franklin High Income Securities Fund
Franklin Income Securities Fund
Franklin Money Market Fund
Franklin U.S. Governent Fund
Franklin Zero Coupon Fund - 2010
Templeton Global Income Securities Fund

FTVIPT Addendum to IMA